As filed with the Securities and Exchange Commission on March 31, 2008.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act Of 1933

APPALACHIAN BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2242407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

822 Industrial Blvd.

Ellijay, Georgia 30540

(Address of Principal Executive Offices, including Zip Code)

APPALACHIAN BANCSHARES, INC.

EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

(As Amended October 1, 2001; formerly known as the

Appalachian Bancshares, Inc. Section 401(k) Profit Sharing Plan)

(Full title of the Plan)

Danny F. Dukes

Chief Financial Officer

822 Industrial Blvd.

Ellijay, Georgia 30540

(706) 276-8000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of Communications to:

W. Thomas King, Esq.

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 815-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $.01 par value
Shares not previously registered	500,000	$10.62	$5,310,000	$208.68
Shares previously registered (1)	37,500	n/a	n/a	n/a
Total	537,500	$10.62	$5,310,000	$208.68

(1)	This Registration Statement on Form S-8 covers an aggregate of 537,500 shares of common stock, par value $0.01 per share (the “Common Stock”) of Appalachian Bancshares, Inc. (the “Registrant”) that may be offered under the Appalachian Bancshares, Inc. Employees’ Savings and Profit Sharing Plan and Trust, as amended and renamed (the “Savings Plan”), including (i) 37,500 shares of Common Stock previously registered for offer or sale under the Registrant’s 1997 Employee Stock Incentive Plan (the “1997 Employee Plan”), that were not issued under the 1997 Employee Plan (such shares, the “Carry Forward Shares”) and (ii) 500,000 shares of Common Stock not previously registered. The Carry Forward Shares were previously registered on a Registration Statement on Form S-8 (File No. 333-27127) filed on May 14, 1997 and amended on May 23, 1997 (the “1997 Registration Statement”), and the Registrant paid the required registration fee. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Carry Forward Shares. The Registrant has concurrently filed a Post-Effective Amendment to the 1997 Registration Statement (File No. 333-27127) to reallocate the Carry Forward Shares under the 1997 Employee Plan to the Savings Plan.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan described herein.

(3)	Calculated pursuant to Rules 457 (c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Common Stock of the Registrant as reported on the NASDAQ Global Market on March 25, 2008.

Pursuant to Rule 429 of the Securities Act of 1933, the prospectus that is part of this Registration Statement also relates to the Common Stock registered pursuant to the Registration Statement on Form S-8 (File No. 333-27127) filed with the Securities and Exchange Commission on May 14, 1997, as amended on May 23, 1997, for the Savings Plan.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 registers 537,500 additional shares of common stock, par value of $0.01 per share (the “Common Stock”), of Appalachian Bancshares, Inc. (the “Registrant”) and an indeterminate amount of interests that may be offered pursuant to the Registrant’s Employees’ Savings and Profit Sharing Plan and Trust, as amended and renamed (the “Savings Plan”), for which a previous Registration Statement on Form S-8 (File No. 333-27127) was filed with the Securities and Exchange Commission (the “Commission”) on May 14, 1997, and amended on May 23, 1997 (the “1997 Registration Statement”). Pursuant to General Instruction E of Form S-8, the contents of the 1997 Registration Statement (File No. 333-27127) in connection with the Savings Plan are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Pursuant to Rule 429 of the Securities Act of 1933 (the “Securities Act”), the prospectus related to shares of Common Stock registered pursuant to this Registration Statement for the Savings Plan also relates to shares of Common Stock registered pursuant to the 1997 Registration Statement (File No. 333-27127) for the Savings Plan. As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Savings Plan as required by Rule 428(b) of the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by Appalachian Bancshares, Inc. (the “Registrant”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed March 28, 2008;

•	The Registrant’s Current Report on Form 8-K, filed January 31, 2008;

•	The Registrant’s Annual Report of Employee Stock Purchase, Savings and Similar Plans on Form 11-K for the period ended December 31, 2006, filed on June 28, 2007;

•

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the SEC on September 17, 1996 under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description;

•	The description of the Registrant’s Common Stock contained in the latest prospectus of the Registrant filed pursuant to Rule 424(b) on October 6, 2005; and

•	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified and superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

No response to this item is required.

Item 5. Interests of Named Experts and Counsel.

No response to this item is required.

Item 6. Indemnification of Directors and Officers.

Articles of Incorporation. The Registrant’s Articles of Incorporation, as restated (the “Articles of Incorporation”), provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the duty of care or any other duty owed to the Registrant as a director, except that such provisions shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Registrant; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for unlawful corporation distributions; or (d) for any transaction from which the director received an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of each director of the Registrant shall be eliminated or limited to the fullest extent permitted by applicable law, as amended.

Bylaws. Article Nine of the Registrant’s Bylaws, as restated (the “Bylaws”), provides that the Registrant shall indemnify a director or officer of the Registrant who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Registrant, against reasonable expenses incurred by him or her in connection with such defense. The Registrant’s Bylaws also provide that the Registrant may indemnify any director or officer made a party to a proceeding because he or she is or was a director or officer, against liability incurred in the proceeding if he or she conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in the best interests of the Registrant; in all other cases, that such conduct was at least not opposed to the best interests of the Registrant; and in the case of a criminal proceeding, that he or she had no reasonable cause to believe such conduct was unlawful.

An officer who is not a director, or an officer who is also a director and is made a party to a proceeding on the sole basis of an act or omission in his or her capacity as an officer, may be indemnified as provided by the Articles of Incorporation, the Bylaws, a resolution of the board of directors of the Registrant or a contract, except for liability arising out of conduct that constitutes (i) an appropriation, in violation of his or her duties, of any business opportunity of the Registrant, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transaction from which the officer received an improper personal benefit. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a majority of all of the disinterested members of the board of directors of the Registrant, if there are two or more such disinterested members; (b) a majority of a committee of disinterested directors comprised of two or more such disinterested directors; (c) independent legal counsel; or (d) the shareholders (all as further defined in the Bylaws).

No indemnification may be made to or on behalf of a director or officer (1) in connection with a proceeding, by or in the right of the Registrant, in which such person was adjudged liable to the Registrant, except for reasonable expenses incurred in connection with the proceeding, if it is determined that the director has met the relevant standard of conduct, or (2) in connection with any other proceeding with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

The Registrant may, if authorized by its shareholders by the same majority of affirmative votes that would be necessary to amend the Registrant’s Articles of Incorporation, indemnify or obligate itself to indemnify a director or officer made a party to a proceeding, including a proceeding brought by or in the right of the Registrant. In addition, the Registrant may also indemnify an employee or agent who is not an officer or director to the extent, consistent with public policy, that may be provided by the Registrant’s Articles of Incorporation, the Bylaws, a resolution of the board of directors of the Registrant or a contract.

The indemnification provisions contained in the Registrant’s Bylaws are substantially coextensive with the provisions of Sections 14-2-850 to 14-2-859 of the Georgia Business Corporation Code, which sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons.

Insurance. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against any liability asserted against or incurred by such person in such a capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify or advance expenses to him or her against the same liability under the provisions of Article Nine of the Bylaws.

Item 7. Exemption from Registration Claimed.

No response to this item is required.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-2, File No. 333-127898).

4.2	Articles of Incorporation of the Registrant, as Restated (included as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, dated August 15, 2003 and incorporated herein by reference).

4.3	Bylaws of the Registrant, as Amended and Restated (included as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, dated October 25, 2007 and incorporated herein by reference).

5.1	Opinion of Smith, Gambrell & Russell, LLP.

10.1	Adoption Agreement for the Appalachian Bancshares, Inc. Employees’ Savings & Profit Sharing Plan Basic Plan Document and related documents (filed as Exhibit 10.2 to the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2002 and incorporated herein by reference).

10.2	Pentegra Services, Inc. Employees’ Savings & Profit Sharing Plan Basic Plan Document and related documents (filed as Exhibit 10.3 to the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2002 and incorporated herein by reference).

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1)

23.2	Consent of Mauldin & Jenkins, LLC.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

The Registrant hereby undertakes that it will submit or has submitted the Savings Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Savings Plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ellijay, State of Georgia, on this 31st day of March, 2008.

APPALACHIAN BANCSHARES, INC.

By:	/s/ Tracy R. Newton
Tracy R. Newton President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee, as Plan Administrator of the Appalachian Bancshares, Inc. Employees’ Savings and Profit Sharing Plan and Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Ellijay, State of Georgia, on this 31st day of March, 2008.

APPALACHIAN BANCSHARES, INC. EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

By:	/s/ Tracy R. Newton
Tracy R. Newton On behalf of the Administrative Committee

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints TRACY R. NEWTON as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tracy R. Newton Tracy R. Newton	President, Chief Executive Officer and Director (principal executive officer)	February 26, 2008

/s/ Danny F. Dukes Danny F. Dukes	Chief Financial Officer (principal financial and accounting officer)	February 26, 2008

/s/ Alan S. Dover Alan S. Dover	Director	February 26, 2008

/s/ Charles A. Edmondson Charles A. Edmondson	Director	February 26, 2008

/s/ Roger E. Futch Roger E. Futch	Director	February 26, 2008

/s/ Joseph C. Hensley Joseph C. Hensley	Director	February 26, 2008

/s/ Frank E. Jones Frank E. Jones	Director	February 26, 2008

/s/ J. Ronald Knight J. Ronald Knight	Director	February 26, 2008

/s/ Kenneth D. Warren Kenneth D. Warren	Director	February 26, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Smith, Gambrell & Russell, LLP.

23.1	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1).

23.2	Consent of Mauldin & Jenkins, LLC.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).